Exhibit 10.4

AGILENT TECHNOLOGIES, INC.

1999 Stock Plan

Stock Award Agreement (“Award Agreement”)

For Awards Granted to Employees in China and Thailand

Section 1.              Grant of Stock Award.  This Stock Award Agreement, dated as of the date of grant indicated in your account maintained by the company providing administrative services in connection with the Plan (as defined below) (the “External Administrator”), is entered into between Agilent Technologies, Inc. (the “Company”), and you as an individual who has been granted Restricted Stock Units (the “Awardee”) pursuant to the Agilent Technologies, Inc. 1999 Stock Plan (the “Plan”).  This Stock Award represents the right to receive the number of shares of the Company’s $0.01 par value voting common stock indicated in the Awardee’s External Administrator account subject to the fulfillment of the conditions set forth below and pursuant to and subject to the terms and conditions set forth in the Plan.  The Stock Award is an unfunded and unsecured promise by the Company to deliver shares in the future.  Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.

Section 2.              Vesting Period.  So long as Awardee remains an Awardee Eligible to Vest, the Stock Award shall vest as to 25% of the shares beginning on the first anniversary of the date of grant stated in Section 1 above and another 25% on each subsequent anniversary of the date of grant so that the Stock Award is fully vested on the fourth anniversary of the date of grant.

Section 3.              Nontransferability of Stock Award.  This Stock Award shall not be transferable by Awardee otherwise than by will or by the laws of descent and distribution.  The terms of this Stock Award shall be binding on the executors, administrators, heirs and successors of Awardee.

Section 4.              Termination of Employment or Service.

(a)           Any unvested Stock Award shall be forfeited immediately when the Awardee ceases to be an Awardee Eligible to Vest, unless the Awardee ceases to be an Awardee Eligible to Vest due to Awardee’s death, total and permanent disability, retirement or participation in the Company’s Workforce Management Program.  Except as the Committee may otherwise determine, termination of Awardee’s employment or service for any reason shall occur on the date such Awardee ceases to perform services for the Company or any Affiliate without regard to whether such Awardee continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination or, with respect to a member of the Board who is not also an employee of the Company or any Subsidiary, the date such Awardee is no longer a member of the Board.

(b)           Notwithstanding any provision in the Plan to the contrary, if an Awardee dies while an Employee, the Stock Award shall immediately vest in full.  The vested portion of the Stock Award shall be delivered to the executor or administrator of the Awardee’s estate or, if none, by the person(s) entitled to receive the vested Stock Award under the Awardee’s will or the laws of descent or distribution.

(c)           Notwithstanding any provision in the Plan to the contrary, if an Awardee terminates employment due to total and permanent disability, due to retirement in accordance with the Company’s local retirement policy or due to participation in the Company’s Workforce Management Program, the Stock Award shall immediately vest in full.

(d)           In the event of a Change of Control of the Company (as defined in Section 15(c) of the Plan or any successor), the Stock Award shall vest in full immediately prior to the closing of the transaction.  The foregoing shall not apply where the Stock Award is assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; provided, however, that in the event of a Change of Control in which one or more of the successor or a parent or subsidiary of the successor has issued publicly traded equity securities, the assumption, conversion, replacement or continuation shall be made by an entity with publicly traded securities and shall provide that the holders of such assumed, converted, replaced or continued Stock Awards shall be able to acquire such publicly traded securities.

(e)           Sections 12(b), (c), (d) and (e) of the Plan shall not apply to this Stock Award.

Section 5.              Restrictions on Issuance of Shares.  The Company shall not be obligated to issue any shares of Common Stock pursuant to this Stock Award unless the shares are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and, as applicable, local laws.

Notwithstanding any terms of the Plan or this Stock Award Agreement to the contrary, no shares will be issued in connection with this Stock Award.  As soon as practicable after each vesting date described in Section 2 above, Awardee shall receive a cash payment equal to the Fair Market Value of the underlying shares on the vesting date.

Section 6.              Responsibility for Taxes.  Regardless of any action the Company or Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (the “Tax-Related Items”), Awardee acknowledges that the ultimate liability for all Tax-Related Items legally due by Awardee is and remains Awardee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Award, including the grant and vesting of the Stock Award and the receipt of any dividends or other distributions, if any; and (2) do not commit to structure the terms of the grant or any aspect of the Stock Award to reduce or eliminate Awardee’s liability for Tax-Related Items.

Awardee authorizes the Company and/or the Employer to, in the sole discretion of the Company and/or the Employer, withhold all applicable Tax-Related Items legally payable by Awardee from Awardee’s wages or other cash compensation paid to Awardee by the Company and/or the Employer, within legal limits.  Finally, Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Awardee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to deliver payment if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items as described in this section.

Section 7.              Adjustment.  The number of shares of Common Stock subject to this Stock Award and the price per share, if any, of such shares may be adjusted by the Company from time to time pursuant to the Plan.

Section 8.              Nature of the Award.  By accepting this Stock Award, Awardee acknowledges that:

(1)           the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;

(2)           the grant of the Stock Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Award, or benefits in lieu of Stock Awards, even if Stock Awards have been granted repeatedly in the past;

(3)           all decisions with respect to future Stock Award grants, if any, will be at the sole discretion of the Company;

(4)           participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Awardee’s employment relationship at any time;

(5)           participating in the Plan is voluntary;

(6)           the Stock Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Awardee’s employment contract, if any;

(7)           the Stock Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company or the Employer;

(8)           in the event Awardee is not an employee of the Company, the Stock Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Stock Award will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;

(9)           the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(10)         in consideration of the grant of the Stock Award, no claim or entitlement to compensation or damages shall arise from termination of the Stock Award or diminution in value of the Stock Award or shares of Common Stock acquired under the Stock Award resulting from termination of Awardee’s employment by the Company or the Employer and Awardee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, Awardee shall be deemed irrevocably to have waived Awardee’s entitlement to pursue such claim; and

(12)         the Awardee acknowledges that this Award Agreement is between the Awardee and the Company, and that the Awardee’s local employer is not a party to this Award Agreement.

Section 9.              Data Privacy.  The Awardee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Awardee’s personal data as described in this document by and among, as applicable, the Company and Employer for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.

Awardee hereby understands that the Company and the Employer hold certain personal information about the Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Stock Awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  Awardee hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Awardee’s country or elsewhere, such as outside the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than Awardee’s country.  All such transfers of Data will be in accordance with the Company’s Privacy Policies and Guidelines.  Awardee hereby understands that Awardee may request a list with the names and addresses of any potential recipients of the Data by contacting Awardee’s local human resources representative.  Awardee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Awardee’s participation in the Plan.  Awardee hereby understands that Data will be held only as long as is necessary to implement, administer and manage the Awardee’s participation in the Plan.  Awardee hereby understands that Awardee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Awardee’s local human resources representative.  Awardee hereby understands, however, that refusing or withdrawing the Awardee’s consent may affect the Awardee’s ability to participate in the Plan.  For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that he or she may contact his or her human resources representative responsible for Awardee’s country at the local or regional level.

Section 10.            No Rights Until Issuance.  Awardee shall have no rights hereunder as a shareholder with respect to any shares subject to this Stock Award until the date that shares of Common Stock are issued to the Awardee.  The Committee in its sole discretion may substitute a cash payment in lieu of shares of Common Stock, such cash payment to be equal to the Fair Market Value of the Shares on the date that such Shares would have otherwise been issued under the terms of the Plan.

Section 11.            Administrative Procedures.  Awardee agrees to follow the administrative procedures that may be established by the Company and/or its designated broker for participation in the Plan which may include a requirement that the shares issued upon vesting be held by the Company’s designated broker until the Awardee disposes of such shares.  Awardee further agrees that the Company may determine the actual method of withholding for Tax-Related Items as described in Section 6 above.

Section 12.            Governing Law.  This Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflicts of laws as provided in the Plan.

Section 13.            Amendment.  This Stock Award may be amended as provided in the Plan.

Section 14.            Language.  If the Awardee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Section 15.            Electronic Delivery.  the Company may, in its sole discretion, decide to deliver any documents related to the Stock Award granted under (and participation in) the Plan or future awards that may be granted under the Plan by electronic means or to request the Awardee’s consent to participate in the Plan by electronic means.  The Awardee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Section 16.            Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 17.            Entire Agreement.  The Plan is incorporated herein by reference.  The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee.

AGILENT TECHNOLOGIES, INC.

[Name]
[Title]

Accepted and agreed as to the foregoing:

AWARDEE

Name

Date